Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 7, 2014 (except for Note 22, as to which the date is May 2, 2014), in the Registration Statement (Form S-1) and related Prospectus of Century Communities, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

May 2, 2014